EXHIBIT 12.1





              ILLINOIS CENTRAL RAILROAD COMPANY AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                ($ in millions)



                                                         Years ended December 31,
                                     -----------------------------------------------------------------

Fixed Charge Coverage                    1995           1994          1993         1992         1991
                                     -------------    ---------    ---------    ---------    ---------
Income from continuing
  operations
  before income taxes,
  extraordinary
  item and cumulative
  effect of
  accounting changes                       $198.3       $170.9       $148.6       $111.0       $ 96.0
Fixed charges                                42.1         45.2         49.9         61.1         75.9
Capitalized interest                         (1.3)        (1.4)        (0.8)        (0.6)        (0.4)
                                     -------------    ---------    ---------    ---------    ---------
Earnings base for fixed
charge ratio                               $239.1       $214.7       $197.7       $171.5       $171.5
                                     =============    =========    =========    =========    =========
Interest expense                           $ 29.1       $ 27.5       $ 33.1       $ 44.5       $ 59.2
Capitalized interest                          1.3          1.4          0.8          0.6          0.4
Portion of non-capitalized
lease payments                               11.7         16.3         16.0         16.0         16.3
                                     -------------    ---------    ---------    ---------    ---------
Fixed charges                              $ 42.1       $ 45.2       $ 49.9       $ 61.1       $ 75.9
                                     =============    =========    =========    =========    =========
Ratio of earnings to fixed
charges                                      5.68          4.75         3.96         2.81         2.26
                                     =============    =========    =========    =========    =========
